Exhibit 99.1

Physicians Formula Holdings, Inc. Announces Fourth Quarter and
Full Year 2009 Results

Achieves Midpoint of Company’s EPS Guidance Range by Reporting an $(0.18) Loss in Earnings Per Share in the Fourth Quarter and $(0.29) for Full Year 2009, Both Including an $(0.18) Per Share Charge for SKU Rationalization

Generates Net Cash from Operating Activities of $9.4 Million, Facilitating a $3.7 Million Reduction in Debt at Year-End Versus 2008

AZUSA, CA (March 11, 2010) – Physicians Formula Holdings, Inc. (NASDAQ: FACE) (“Physicians Formula” or the “Company”) today announced financial results for the three months and full year ended December 31, 2009.

Results for the Fourth Quarter of 2009

Net sales were $22.3 million for the fourth quarter of 2009, compared to $28.2 million for the same period in 2008.  Net sales results in the fourth quarter of 2009 were lower than 2008 primarily due to the previously announced loss of a major customer and lackluster retail POS trends for the masstige cosmetics market in both the US and Canada.

Net loss for the fourth quarter of 2009 was $(2.5) million, or $(0.18) per common share, which includes a $4.0 million charge, or $(0.18) per common share, from the Company’s implementation of a SKU rationalization initiative designed to discontinue slower-selling products.  This initiative, which was concluded in late December after 2010 plan-o-grams were finalized with the Company’s retail partners, resulted in the discontinuation of approximately 28% of the Company’s products as of December 31, 2009 and, excluding the impact of distribution to the lost customer, did not lead to a reduction in retail distribution at year-end or for 2010.  The discontinued products have been partially replaced on the shelf with 2010 new products, which show promising potential to be more productive than the discontinued items.

Excluding the $(0.18) per share impact of the SKU discontinuation charge, which is not expected to recur at the same level in future periods, fourth quarter 2009 earnings per common share were breakeven.  This compares to a net loss of $(24.5) million, or $(1.80) per common share for the fourth quarter of 2008, including the impact of a $32.7 million non-cash goodwill and intangible asset impairment charge.  Without this goodwill and intangible asset impairment charge, fourth quarter 2008 earnings were $0.13 per common share.

Results for the Full Year 2009

Net sales were $77.8 million for the full year 2009, compared to $114.0 million for full year 2008.   In addition to the factors driving lower fourth quarter sales discussed above, inventory de-stocking by the Company’s retail partners in the first half of 2009 and lower promotional pre-pack volume driven by the strategic decision not to repeat high priced face make-up kits in 2009 also contributed to the decline in year-over-year net sales.

Net loss for the full year 2009 was $(3.9) million, or $(0.29) per common share, compared to net loss of $(19.8) million, or $(1.41) per share, in 2008.  The $(0.29) per common share for 2009 is at the midpoint of the Company’s previously announced $(0.25) to $(0.33) annual EPS guidance range.  Full year 2009 EPS results include the aforementioned SKU discontinuation charge and the $(0.05) per share charge in the second quarter of 2009 for the impairment to trade names, and full year 2008 results include the aforementioned goodwill and intangible asset impairment charge.  Excluding these charges from both years, earnings per common share would have been $(0.06) and $0.47 for 2009 and 2008, respectively.

Ingrid Jackel, Chairwoman and CEO of Physicians Formula, stated, “We believe we adapted well to the challenges we experienced in 2009.  Although our top line was negatively impacted during the year, we made significant progress on our business model redefinition by improving our manufacturing efficiencies and diligently managing our general and administrative costs.  As a result, we generated $9.4 million of net cash from operating activities for the full year and $3.6 million for the back half.”

Balance Sheet and Liquidity

Net cash provided by operating activities for 2009 was $9.4 million, compared to net cash provided by operating activities in 2008 of $12.4 million.  $4.0 million of the net cash from operating activities for 2009 was driven by the reduction in inventories from the SKU rationalization initiative.  As of December 31, 2009, the Company had $12.2 million available on its credit line with Wells Fargo, as well as $9.9 million of availability on February 27, 2010.  The Company was in compliance with all covenants as of December 31, 2009.

As of December 31, 2009, net debt was $14.1 million, which consisted of $9.9 million of line of credit borrowings and $8.0 million of long-term debt, net of $3.8 million of cash and cash equivalents.   As of December 31, 2008, net debt was $17.8 million, which consisted of $7.9 million of line of credit borrowings and $10.5 million in short-term debt, net of $0.6 million in cash and cash equivalents.

In the fourth quarter of 2009, the Company completed the refinancing of its current line of credit borrowings with Union Bank and Mill Road Capital.  The Company entered into a senior secured asset-based loan with Wells Fargo Business Credit (“Wells Fargo”) that will provide borrowings of up to $25 million, subject to a borrowing base formula, and an $8 million senior subordinated loan with Mill Road Capital.

Ms. Jackel continued, “By entering a new partnership with Wells Fargo and expanding our relationship with Mill Road Capital, we began 2010 in a solid financial position and with ample financial flexibility to make strategic investments in our business.  We are well-positioned to execute on our long-term strategy, including launching innovative new products and investing to increase our brand awareness.”

U.S. Market Share Data ($ Share)

Based on retail sales data provided by ACNielsen, the Company’s approximate dollar share of the masstige market, as defined below, was 7.5% for the 52 weeks ended January 23, 2010 compared to 8.1% for the same period in the prior year. This represents an 8% decrease in the Company’s share of the masstige market.  The overall dollar sales for the masstige market declined 2.0% during this period.

Ms. Jackel noted, “Although our overall market share decreased as expected versus last year, mainly impacted by the loss of a major customer, we saw an increase in dollar sales for our strategic platforms, including our bronzers, Mineral Wear face powders, and natural and organic products.  Having rationalized 28% of our SKUs and with the promising start of our 2010 new products, we believe that we have a strong product mix as we begin 2010 that will enable us to increase both the efficiency of our product set and our market share in our core categories.  In fact, after seeing our early 2010 new product sales, we believe we are in a good position to grow our top-line in 2010.”

The Company defines the masstige market as products sold in the mass market channel under the following premium-priced brands: Physicians Formula, Almay, L'Oreal, Max Factor, Neutrogena, Revlon, OPI, Borghese and Iman. ACNielsen is an independent research entity and its data does not include retail sales from Wal-Mart, the Company’s largest customer, and Canada. Accordingly, our market share data does not take into account sales to Wal-Mart or sales in Canada.  In addition, ACNielsen data is based on sampling methodology, and extrapolates from those samples, which means that estimates based on that data may not be precise. The Company’s estimates have been based on information obtained from our customers, trade and business organizations and other contacts in the market, in which the Company operates, as well as management's knowledge and experience in the market in which the Company operates.

Conference Call

The conference call is scheduled to begin at 2:00 p.m. Pacific Time on Thursday, March 11, 2010. Participants may access the call by dialing (877) 407-4018 (domestic) or (201) 689-8471 (international). In addition, the call will be webcast via the Company's Web site at www.physiciansformula.com, Investor Relations, where it will also be archived for two weeks. A telephone replay will be available through Thursday, March 25, 2010. To access the replay, please dial (877) 660-6853 (domestic) or (201) 612-7415 (international), and enter account: 3055, passcode 346149.

About Physicians Formula Holdings, Inc.

Physicians Formula is an innovative cosmetics company operating in the mass market prestige, or "masstige", market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium-priced products for the mass market channel. Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, Physicians Formula products are sold in 23,700 stores operated by Wal-Mart, Target, CVS and RiteAid.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, forward-looking statements can be identified by words such as "anticipates," "estimates," "expects," "believes," "plans," "predicts," and similar terms. In particular, this press release may include forward-looking statements about management’s expectations regarding the Company’s refinancing, strategy, liquidity, financial performance and outlook. These forward-looking statements are based on current expectations, estimates and projections about the Company's business and its industry, based on management's beliefs and assumptions. Forward-looking statements are not guarantees of future performance and the Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to: the loss of any additional retailer customers; the demand for the Company's products; the Company's ability to expand its product offerings; the competitive environment in the Company's business; the Company's operations and ability to achieve cost savings; the effect of technological and regulatory changes; the Company's cash needs and financial performance; the Company’s ability to comply with the financial covenants in its debt agreements; the Company’s ability to complete the refinancing of its borrowing under the Union Bank line of credit and the Mill Road Capital bridge loan; changes in general economic or market conditions; and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's filings with the SEC, and available at www.physiciansformula.com and the SEC's website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

PHYSICIANS FORMULA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(Dollars in thousands, except share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
NET SALES	$22,341	$28,241	$77,796	$114,032
COST OF SALES	16,918	15,896	43,342	55,593
GROSS PROFIT	5,423	12,345	34,454	58,439
GOODWILL AND INTANGIBLE ASSET IMPAIRMENT	-	32,661	1,100	32,661
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	8,732	10,557	37,994	48,936
LOSS FROM OPERATIONS	(3,309)	(30,873)	(4,640)	(23,158)
INTEREST EXPENSE, NET	861	194	1,907	925
OTHER (INCOME) EXPENSE, NET	(10)	160	(27)	380
LOSS BEFORE BENEFIT FOR INCOME TAXES	(4,160)	(31,227)	(6,520)	(24,463)
BENEFIT FOR INCOME TAXES	(1,682)	(6,736)	(2,617)	(4,694)
NET LOSS	$(2,478)	$(24,491)	$(3,903)	$(19,769)

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.18)	$(1.80)	$(0.29)	$(1.41)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	13,589,668	13,598,076	13,583,685	13,973,360

PHYSICIANS FORMULA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(Dollars in thousands, except share data)

	December 31,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,797	$620
Accounts receivable, net of allowance for doubtful accounts of $1,165 and $838
as of December 31, 2009 and 2008, respectively	25,153	29,186
Inventories	21,202	29,694
Prepaid expenses and other current assets	1,764	1,515
Income taxes receivable	1,462	-
Deferred tax assets, net	9,611	9,224
Total current assets	62,989	70,239

PROPERTY AND EQUIPMENT, NET	3,603	4,138
OTHER ASSETS, NET	6,072	2,838
INTANGIBLE ASSETS, NET	34,016	36,881
TOTAL ASSETS	$106,680	$114,096

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,507	$11,212
Accrued expenses	2,258	1,523
Trade allowances	5,907	4,580
Sales returns reserve	11,103	12,613
Income taxes payable	-	1,675
Line of credit borrowings	9,926	7,935
Debt	-	10,500
Total current liabilities	38,701	50,038

DEFERRED TAX LIABILITIES—Net	10,579	11,475
LONG-TERM DEBT	8,000	-
OTHER LONG-TERM LIABILITIES	630	1,022
Total liabilities	57,910	62,535

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Series A preferred stock, $0.01 par value—10,000,000 shares authorized, no
shares issued and outstanding at December 31, 2009 and 2008	-	-
Common stock, $0.01 par value—50,000,000 shares authorized, 13,589,668 and
13,577,118 shares issued and outstanding at December 31, 2009 and 2008,
respectively	136	136
Additional paid-in capital	60,080	58,968
Accumulated deficit	(11,446)	(7,543)
Total stockholders' equity	48,770	51,561
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$106,680	$114,096

(FACE/F)

Contact:	John Mills / Anne Rakunas
ICR, Inc.
(310) 954-1100